Exhibit 99.1

DURECT Announces POSIMIR® Program Update

CUPERTINO, CA, April 7, 2016 /PRNewswire / — DURECT Corporation (Nasdaq: DRRX) today announced that after the PERSIST Phase 3 trial for POSIMIR® was underway and enrolling patients at multiple sites, the Company received a letter from FDA advising the Company to make a number of amendments to the PERSIST trial. One of the recommendations was to incorporate standard bupivacaine HCl as an active control. The Company had a follow-up call with the FDA this week to discuss the advice letter, as a result of which the Company has decided to implement the FDA’s recommendations. This change will add to the time and cost to complete the PERSIST trial, but the Company believes that a positive outcome from this trial design would result in a stronger NDA filing and potentially provide commercial advantages. The Company will provide an update on the impact to PERSIST once it has worked through the logistics of making this change. In the interim, the Company will continue enrollment under the existing protocol. As a point of reference, the Company notes that in cohort 2 of the BESST trial, which like PERSIST was in laparoscopic cholecystectomy patients, the control arm was also standard bupivacaine HCl and POSIMIR achieved a statistically significant pain reduction over 72 hours compared to the control when using the same statistical method being used in PERSIST.

POSIMIR

POSIMIR is an investigational extended-release depot utilizing our patented SABER technology designed to continuously deliver bupivacaine to the surgical site for 72 hours, to provide 3 days of continuous pain relief after surgery. We are in discussions with potential partners regarding licensing development and commercialization rights to POSIMIR, for which we hold worldwide rights. We are also continuing to evaluate the requirements for commercializing POSIMIR on our own in the U.S., in the event that we determine that to be the preferred route of commercialization.

About the PERSIST Trial

PERSIST is a randomized, double-blind, parallel-group, multicenter trial of POSIMIR in patients undergoing laparoscopic cholecystectomy. The objective of the study is to evaluate the safety and efficacy of POSIMIR for the management of postoperative pain during the first 3 days after surgery. The primary efficacy endpoint is pain intensity on movement for 72 hours after surgery and the key secondary efficacy endpoint is the cumulative use of opioid rescue medication over 72 hours.

About DURECT Corporation

DURECT is a biopharmaceutical company focused on two areas of active drug development: new therapeutics based on its proprietary drug delivery platforms and new chemical entities derived from its Epigenomic Regulator Program. Its drug development expertise is being applied primarily to the fields of pain management, CNS disorders, acute organ injury and metabolic diseases such as NAFLD/NASH. DURECT’s proprietary oral, transdermal and injectable depot delivery technologies enable new indications and superior clinical/commercial attributes such as improved abuse deterrence, convenience, adherence, efficacy and safety for small molecule and biologic drugs. Late stage development programs of this nature include POSIMIR® (SABER®-Bupivacaine) and REMOXY® (ORADUR®-oxycodone). DURECT’s Epigenomic Regulator Program includes the lead molecule DUR-928 in Phase 1 development. DUR-928 is an endogenous small molecule that modulates lipid homeostasis, inflammation and cell survival. For more information, please visit www.durect.com.

DURECT Forward-Looking Statement

The statements in this press release regarding the POSIMIR Phase 3 clinical trial, including timing and potential results, the potential resubmission of the NDA for POSIMIR to the FDA, the potential regulatory approval of POSIMIR by the FDA, potential commercial advantages of POSIMIR, the potential benefits and uses of POSIMIR, potential commercial partnerships for POSIMIR, potential plans for DURECT to market POSIMIR itself, and the potential uses and benefits of DURECT’s other product candidates are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risk that trials and studies will not have satisfactory outcomes, the risk of adverse decisions by regulatory agencies, including product non-approval, delays and additional costs due to requirements imposed by regulatory agencies, potential adverse effects arising from the testing or use of POSIMIR, the risk that the PERSIST trial will not replicate results seen in the earlier BESST study, the potential that data submitted will not be deemed sufficient by FDA or other regulatory agencies to support regulatory approval of POSIMIR, the risks that DURECT will be unable to complete a partnership transaction for POSIMIR and will not be able to successfully market the product on its own, and the risk of obtaining marketplace acceptance of POSIMIR, avoiding infringing patents held by other parties and securing and defending patents of our own, and managing and obtaining capital to fund our growth, operations and expenses. Further information regarding these and other risks are included in DURECT’s Form 10-K for the year ending December 31, 2016, filed with the Securities and Exchange Commission on March 1, 2016, under the heading “Risk Factors.”

NOTE: POSIMIR®, ORADUR® and SABER® are trademarks of DURECT Corporation. REMOXY, POSIMIR and DUR-928 are drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities.

SOURCE: DURECT Corporation

CONTACT: Matthew J. Hogan, Chief Financial Officer, DURECT 408-777-4936